Exhibit 10.24

APPENDIX A

ARTICLE III OF THE CHARTER FINANCIAL CORPORATION
2001 STOCK OPTION PLAN

ARTICLE III

AVAILABLE SHARES

            Section 3.1    Available Shares.

       (a)    The maximum aggregate number of Shares with respect to which Options may be granted at any time shall be equal to the excess of:

       (i)     707,943 Shares issued in the Reorganization; over

       (ii)    the sum of:

(A)    the number of Shares with respect to which previously granted Options may then or may in the future be exercised; plus

(B)    the number of Shares with respect to which previously granted Options have been exercised;

subject to adjustment pursuant to section 7.3.

       (b)    Options to purchase an aggregate maximum of 212,382 Shares issued in the Reorganization (subject to adjustment pursuant to section 7.3) may be granted to Eligible Directors, and Options to purchase a maximum of 35,397 Shares issued in the Reorganization (subject to adjustment pursuant to section 7.3) may be granted to any one Eligible Director.

       (c)    Options to purchase a maximum of 176,985 Shares issued in the Reorganization (subject to adjustment pursuant to section 7.3) may be granted to any one Eligible Employee.

       (d)    For purposes of this section 3.1, an Option shall not be considered as having been exercised to the extent that such Option terminates by reason other than the purchase of related Shares; provided, however, that for purposes of meeting the requirements of section 162(m) of the Code, no Eligible Employee who is a covered employee (within the meaning of section 162(m) of the Code) shall receive grants of Options for an aggregate number of Shares that is in excess of the amount specified for him under this section 3.1, computed as if any Option which is canceled or forfeited reduced the maximum number of Shares.

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APPENDIX C

ARTICLE IX OF THE CHARTER FINANCIAL CORPORATION
2001 STOCK OPTION PLAN

ARTICLE IX

ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

Section 9.1        Accelerated Vesting Upon Retirement or Change in Control.

Notwithstanding anything in the Plan to the contrary, but subject to section 9.3: (a) in the event that any Eligible Employee terminates service as an Employee of all Employers, or in the event that an Eligible Director terminates service as a voting member of all Employers’ boards of directors, and such termination constitutes a Retirement, all Options outstanding to such holder on the date of his Retirement shall, to the extent not already exercisable, become exercisable upon Retirement; and (b) in the event of a Change in Control, all Options outstanding under the Plan on the date of the Change in Control shall, to the extent not already exercisable, become exercisable on the date of the Change in Control.

Section 9.2        Discretion to Establish Vesting Schedules.

Notwithstanding anything in the Plan to the contrary, but subject to section 9.3, section 5.5(b) shall apply in determining the exercisability of Options granted to Eligible Employees only if no different vesting schedule is established by the Committee and specified in the agreement evidencing an outstanding Option.

Section 9.3        No Effect Prior to Shareholder Approval.

Notwithstanding anything contained in this Article IX to the contrary, the provisions of this Article IX shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held after October 16, 2002.

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